Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street

Washington D.C. 20549

We were previously the independent accountants for Templeton Vietnam and Southeast Asia Fund, Inc. We have read their notification of change in independent accountants made in Item 77K of Form N-SAR. We agree with the statements in the filing.

                                           /s/MCGLADREY & PULLEN, LLP

New York, New York
November 29, 1999